                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)
                                       OF
                      TRAVEL SERVICES INTERNATIONAL, INC.
                                       BY
                       BLUE SEA FLORIDA ACQUISITION INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                                  AIRTOURS PLC
                                       AT
                              $26.00 NET PER SHARE

--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, MARCH 27, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 21, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG AIRTOURS PLC ("PARENT"), BLUE SEA FLORIDA ACQUISITION INC. (THE "PURCHASER") AND TRAVEL SERVICES INTERNATIONAL, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE,
(I) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (II) HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND (III) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS MORE THAN 50% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR CONDITION"), AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15. AS USED HEREIN "FULLY DILUTED BASIS" TAKES INTO ACCOUNT THE CONVERSION OR EXERCISE OF ALL OUTSTANDING CONVERTIBLE SECURITIES, OPTIONS AND OTHER RIGHTS EXERCISABLE OR CONVERTIBLE INTO SHARES OF COMMON STOCK.

                            ------------------------

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein), and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section
3. The Rights (as defined herein) are presently evidenced by the certificates for the Common Stock and a tender by shareholders of their Shares will also constitute a tender of the Rights.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                           DEUTSCHE BANC ALEX. BROWN

                         Deutsche Bank Securities Inc.

                            ------------------------

February 29, 2000

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
SUMMARY TERM SHEET..........................................................................................     1
INTRODUCTION................................................................................................     4
THE OFFER...................................................................................................     5
  1.  Terms of the Offer....................................................................................     5
  2.  Acceptance for Payment and Payment....................................................................     7
  3.  Procedure for Tendering Shares........................................................................     8
  4.  Withdrawal Rights.....................................................................................    10
  5.  Certain Federal Income Tax Consequences...............................................................    11
  6.  Price Range of the Shares; Dividends on the Shares....................................................    11
  7.  Effect of the Offer on the Market for the Shares; Stock Listing;
        Exchange Act Registration; Margin Regulations.......................................................    12
  8.  Certain Information Concerning the Company............................................................    13
  9.  Certain Information Concerning Parent and the Purchaser...............................................    15
 10.  Source and Amount of Funds............................................................................    16
 11.
 of the Offer; Purpose of the Offer and the Merger;
        the Merger Agreement and Certain Other Agreements...................................................    16
 12.  Plans for the Company; Other Matters..................................................................    26
 13.  Dividends and Distributions...........................................................................    28
 14.  Rights Agreement......................................................................................    28
 15.  Conditions of the Offer...............................................................................    30
 16.  Certain Legal Matters.................................................................................    32
 17.  Fees and Expenses.....................................................................................    33
 18.  Miscellaneous.........................................................................................    33
SCHEDULE I-- Directors and Executive Officers of Blue Sea Florida Acquisition Inc., Airtours plc and
            Carnival Corporation and Principal Shareholders of Carnival Corporation.........................    35

                               SUMMARY TERM SHEET

     Blue Sea Florida Acquisition Inc. is offering to purchase all of the outstanding common stock of Travel Services International, Inc. for $26.00 per share in cash. The following are some of the questions you, as a shareholder of Travel Services International, Inc., may have and answers to those questions. We urge you to carefully read the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Blue Sea Florida Acquisition Inc. We are a Florida corporation formed for the purpose of making a tender offer for all of the common stock of Travel Services International, Inc. We are an indirect wholly owned subsidiary of Airtours plc, a company organized under the laws of England, whose shares are listed on the London Stock Exchange.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of Travel Services International.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $26.00 per share, net to you, in cash. If you tender your shares registered in your own name directly to ChaseMellon Shareholder Services (which is the depositary for the offer), you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Airtours, our parent company, will provide us with approximately
$392.5 million, which we will use to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the Merger Agreement. It is anticipated that all of such funds will be obtained from Airtours' own resources.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Because the form of payment consists solely of cash and all of the funding which will be needed will come from Airtours' own resources, we do not think our financial condition is relevant to your decision whether to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on March 27, 2000, which is the initial expiration date of the offer, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the Merger Agreement, we can extend the offer and, under other circumstances, will be required to extend the offer. We have agreed in the Merger Agreement that:

     o we can extend the offer for up to three business days after the initial expiration date, even if the conditions to the offer have been satisfied, so long as we waive the continued satisfaction of the conditions to the offer; and

     o we are required to extend the offer until May 29, 2000 if the conditions to the offer are not satisfied or waived by the initial expiration date of the offer, unless the Merger Agreement has been terminated.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform ChaseMellon Shareholder Services, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the day after the date on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares unless there are validly tendered that number of shares which represents more than 50% of the shares of Travel Services International outstanding on a fully diluted basis. We have agreed in the Merger Agreement not to purchase any shares tendered, without the consent of Travel Services International, if such number is not more than 50% of the outstanding shares on a fully diluted basis. We are also not obligated to purchase shares which are validly tendered if, among other things, there is (or would be reasonably likely to be) a material adverse change in the business of Travel Services International.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to ChaseMellon Shareholder Services, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get an item that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. However, the depositary must receive the missing items within that three trading day period.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not by April 28, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares.

WHAT DOES THE TRAVEL SERVICES INTERNATIONAL BOARD OF DIRECTORS THINK OF THE
OFFER?

     We are making the offer pursuant to an agreement and plan of merger among us, Airtours and Travel Services International, which has been unanimously approved by each of the Special Committee of the Board of Directors and the Board of Directors of Travel Services International. The Special Committee of the Board of Directors and the Board of Directors of Travel Services International have each unanimously approved the Merger Agreement, our tender offer and the merger of us with and into Travel Services International, with Travel Services International as the surviving corporation and becoming, as a result of the merger, a wholly owned subsidiary of Airtours. The Special Committee of the Board of Directors and the Board of Directors of Travel Services International have also unanimously determined that our tender offer and the merger are advisable and fair to, and in the best interest of, Travel Services International's shareholders and unanimously recommend that its shareholders accept our tender offer and tender their shares pursuant to our tender offer.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL TRAVEL SERVICES INTERNATIONAL CONTINUE AS A PUBLIC COMPANY?

     No. If the merger takes place, Travel Services International no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that Travel Services International common stock will no longer be eligible to be traded through a Nasdaq market or on a securities exchange, there may not be a public trading market for Travel

Services International stock, and Travel Services International may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE TRAVEL SERVICES INTERNATIONAL SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for more than 50% of the outstanding shares of Travel Services International on a fully diluted basis, Blue Sea Florida Acquisition Inc. will be merged with and into Travel Services International. If that merger takes place, Airtours will own all of the shares of Travel Services International and all remaining shareholders of Travel Services International (other than us and Airtours) will receive $26.00 per share in cash (or any other higher price per share which is paid in the offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, shareholders not tendering their shares in the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of shareholders and number of shares of Travel Services International which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the Travel Services International common stock. Also, as described above, Travel Services International may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         On February 18, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of Travel Services International common stock reported on the Nasdaq National Market was $17 3/4 per share and on February 28, 2000 the last sale price was $25 1/2 per share. Between January 1, 2000 and February 28, 2000, the price of a share of Travel Services International common stock ranged between $9 and $25 9/16. We advise you to obtain a recent quotation for shares of Travel Services International common stock in deciding whether to tender your shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Morrow & Co., Inc. ((800) 566-9061 (toll free)). Banks and brokerage firms should call Morrow & Co., Inc. at ((800) 662-5200 (toll free)). Morrow & Co., Inc. is acting as the information agent for our tender offer.

TO THE HOLDERS OF COMMON STOCK OF TRAVEL SERVICES INTERNATIONAL, INC.:

                                  INTRODUCTION

     Blue Sea Florida Acquisition Inc., a Florida corporation (the "Purchaser") and an indirect wholly owned subsidiary of Airtours plc, a company organized under the laws of England ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock, $.01 par value per share ("Common Stock"), of Travel Services International, Inc., a Florida corporation (the "Company"), including the associated common share purchase rights (the "Rights"), issued pursuant to the Shareholders Rights Agreement, dated as of January 28, 1999, as amended on February 21, 2000, by and between the Company and American Stock Transfer & Trust Company (the "Rights Agreement") (the Common Stock and the Rights together are referred to herein as the "Shares") at a price of $26.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institutions as to whether it charges any service fee. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Deutsche Bank Securities Inc., which is acting as the Dealer Manager (the "Dealer Manager"), Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent") and ChaseMellon Shareholder Services L.L.C., which is acting as the Depositary (the "Depositary").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS MORE THAN 50% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). SEE SECTION 15.

     As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding convertible securities, options and other rights exercisable or convertible into shares of Common Stock. The Company has informed the Purchaser that, as of February 25, 2000, there were
(i) 14,022,974 shares of Common Stock issued and outstanding and
(ii) outstanding options to purchase an aggregate of 2,139,659 shares of Common Stock under the Company's stock plans. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options). Based on the foregoing, and after giving effect to the exercise of all outstanding options, the Purchaser believes that the Minimum Condition would be satisfied if 8,082,933 shares of Common Stock were validly tendered and not withdrawn prior to the expiration of the Offer.

     Certain shareholders of the Company (each, a "Shareholder"), who have voting power and dispositive power with respect to 1,872,057 Shares in the aggregate, have entered into a Stock Voting and Tender Agreement, dated as of February 27, 2000 (the "Shareholders Agreement"), with Parent and the Purchaser. Pursuant to the Shareholders Agreement, the Shareholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger (as defined below) upon the terms and subject to the conditions set forth therein. See Section 11.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 21, 2000 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the successful completion of the Offer and satisfaction or waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes referred to herein as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than shares held by Parent or the Purchaser, and other than shares held by shareholders who have properly exercised dissenters' rights, if any) will be cancelled and retired and converted into the right to receive $26.00 per share, or any higher price per share of Common Stock paid in the Offer (such price being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, (I) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER,
(II) HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND (III) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Allen & Company Incorporated, the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion"), dated February 21, 2000, confirming its oral opinion delivered February 20, 2000, to the effect that, as of such date, the consideration to be received by the holders of shares of Common Stock (as defined in the Fairness Opinion), pursuant to the Offer and under the terms of the Merger Agreement, is fair from a financial point of view to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company.

     The Merger Agreement provides that (A) even if, as of the initial scheduled expiration date of the Offer (the "Initial Expiration Date"), all conditions to the Offer have been satisfied, the Purchaser may extend the expiration date of the Offer for up to three business days after the Initial Expiration Date so long as Purchaser waives the continued satisfaction of the conditions to the Offer and (B) in the event that the conditions are not satisfied on a date on which the Offer is scheduled to expire, the Purchaser is required to, from time to time, extend the expiration date of the Offer until May 29, 2000, unless the Merger Agreement has been terminated. In addition, the Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 11. Under the Florida Business Corporation Act (the "FBCA"), if the Purchaser acquires at least 80% of the Shares then outstanding, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, the Company has agreed in the Merger Agreement to take, at the request of Purchaser, subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the Company's shareholders, in accordance with Section 607.1104 of the FBCA.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date"shall mean 12:00 Midnight, New York City time, on Monday, March 27, 2000, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 15. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the

Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended, or (iv) subject to the Merger Agreement, amend the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser may, and under certain circumstances shall, from time to time, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Merger Agreement provides that, except as described below, the Purchaser will not, without the prior written consent of the Company, waive the Minimum Condition. In addition, the Purchaser will not, without the prior written consent of the Company (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) impose conditions to the Offer other than those described in Section 15, (iv) modify any condition of the Offer described in Section 15 or any other term or condition of the Offer in a manner that is adverse to the holders of Common Stock, or (v) extend any scheduled expiration date, except as provided by law, provided, however, (A) that, even if all conditions to the Offer have been satisfied, the Purchaser may extend the expiration date of the Offer for up to three business days after the Initial Expiration Date upon waiving the continued satisfaction of the conditions to the Offer, and (B) that in the event that the conditions are not satisfied on a date on which the Offer is scheduled to expire, the Purchaser is required to, from time to time, extend the expiration date of the Offer until May 29, 2000, unless the Merger Agreement has been terminated.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(b), (c) and (d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, elect to provide a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that the Purchaser may elect to provide a Subsequent Offering Period so long as, among other things, (i) the Offer has remained open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding Shares, (iii) the Purchaser accepts and promptly pays for all securities tendered during the Offer prior to close of the Offer, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period,
(v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (vi) the Purchaser offers the same form and amount of consideration to the holders of Shares in both the Offer and the Subsequent Offering Period. The Merger Agreement does not, however, contemplate a Subsequent Offering Period.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. Subject to the terms of the Merger Agreement, all determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 15. Shareholders who hold their Shares through a broker on bank should consult such institutions as to whether it charges any service fee. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for those Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 15) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

     (i)  such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (the "NASDAQ") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal or other applicable form. See Instruction 9 of the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 28, 2000.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder and will be long-term capital gain or loss if such Shares have been held for more than one year.

     A shareholder who perfects his or her shareholder's appraisal rights, if any, under the FBCA will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such shareholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (capital loss), assuming that the Shares were held as capital assets, should be recognized by such shareholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

     The foregoing summary is for general information purposes only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation), nor does it address state, local, or foreign tax consequences. Each shareholder is urged to consult his or her tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the Offer and Merger.

     6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. Since July 23, 1997, the shares of Common Stock have been traded through the Nasdaq National Market under the symbol "TRVL". The following table sets forth, for each of the calendar quarters indicated, the high and low reported closing price per share of Common Stock on the Nasdaq National Market based on published financial sources. The Company did not declare or pay any cash dividends during any of the periods indicated in the table below. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

                                                                                             COMMON STOCK
                                                                                     -----------------------------
                                                                                         HIGH             LOW
                                                                                     ------------     ------------
1997
  Third Quarter...................................................................   $  25 5/8         $  19 5/8
  Fourth Quarter..................................................................      26                19 1/2

1998
  First Quarter...................................................................   $  33 11/16       $  18
  Second Quarter..................................................................      37 7/8            32 7/8
  Third Quarter...................................................................      36 9/16           13 9/16
  Fourth Quarter..................................................................      30 1/2             9 7/8

1999
  First Quarter...................................................................   $  31 1/2 $           9 1/16
  Second Quarter..................................................................      12 5/8             6 3/8
  Third Quarter...................................................................      14 5/8            10 13/16
  Fourth Quarter..................................................................      12 1/2             8 3/4

2000
  First Quarter (through February 28, 2000).......................................   $  25 9/16        $   9

     On February 18, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $17 3/4 per share of Common Stock. On February 28, 2000, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $25 1/2 per share of Common Stock.
SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. The Common Stock is traded through the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round-lot shareholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) less total liabilities) of at least $4 million and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round-lot shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the NASDAQ Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. The Company has represented that, as of February 25, 2000, 14,022,974 Shares were issued and outstanding.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Historical Financial Data," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     The Company is a leading specialized distributor of leisure travel products including cruise vacations, vacation packages, domestic and international airline tickets and European auto rentals, and is a leading provider of travel services such as electronic hotel reservation services, specialized hotel programs and services and incentive travel programs. The Company provides its services to both travel agents and travelers. The Company is a Florida corporation with its principal executive offices at 200 Congress Park Drive, Delray Beach, Florida 33445. The telephone number of the Company at such offices is (561) 266-0860.

     Historical Financial Data. Set forth below is the historical financial data of the Company as of December 31, 1997 and 1998 and for each of the two years ending December 31, 1997 and 1998, derived from the audited consolidated financial statements from the Company's Annual Reports on Form 10-K for the years ended December 31, 1997 and 1998. The historical financial data of the Company as of December 31, 1999 and for the year ended December 31, 1999 are unaudited and have been derived from the Company's financial results as filed under the Company's Current Report on Form 8-K filed with the Commission on February 25, 2000. The information contained in these tables should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included in the Company's Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the years ended December 31, 1997 and 1998. The following summary is qualified in its entirety by reference to such reports and all of the financial information contained therein. Such reports may be inspected and copies may be obtained from the Commission in the manner set forth below.

     On July 28, 1997, the Company consummated its initial public offering and acquired five specialized distributors (the "Founding Companies") in transactions (the "Combinations") accounted for using the purchase method of accounting. Historical financial data for the year ended December 31, 1997 does not include the operating results of the Founding Companies (other than Auto Europe, the "accounting acquiror") prior to July 1997. Historical financial statements for the years ended December 31, 1997 and 1998 include the operating results of eight specialized distributors of cruise reservation services acquired from November 1997 through December 1998 under transactions accounted for using the pooling of interests method of accounting (the "Pooling Acquisitions"). Operating results of an additional nine companies acquired in 1998 and 1999 under transactions accounted for using the purchase method of accounting are included only as of their respective dates of acquisition. Accordingly, the historical financial data for each year presented represent those of Auto Europe and the Pooling Acquisitions, and include the operations of the other four Founding Companies and the Company only since July 28, 1997 and the nine purchase acquisitions from their respective dates of acquisition through December 31, 1999.

                      TRAVEL SERVICES INTERNATIONAL, INC.
                           HISTORICAL FINANCIAL DATA
           (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                           1999           1998           1997
                                                                        -----------    -----------    ----------
                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues.......................................................   $   187,042    $   129,855    $   62,813
  Operating expenses.................................................       115,202         70,920        38,810
                                                                        -----------    -----------    ----------
  Gross profit.......................................................        71,840         58,935        24,003
  General and administrative expenses................................        55,378         34,550        19,209
  Goodwill amortization..............................................         4,316          2,628           513
                                                                        -----------    -----------    ----------
  Income from operations.............................................        12,146         21,757         4,281
  Other income (expense), net........................................           112            (28)          (30)
                                                                        -----------    -----------    ----------
  Income before provision for income taxes...........................        12,258         21,729         4,251
  Provision for income taxes.........................................         4,903          9,310           770
                                                                        -----------    -----------    ----------
  Net income.........................................................   $     7,355    $    12,419    $    3,481
                                                                        -----------    -----------    ----------
                                                                        -----------    -----------    ----------
  Basic earnings per share...........................................   $      0.53    $      1.03    $     0.54
                                                                        -----------    -----------    ----------
                                                                        -----------    -----------    ----------
  Diluted earnings per share.........................................   $      0.53    $      0.99    $     0.53
                                                                        -----------    -----------    ----------
                                                                        -----------    -----------    ----------
  Shares used in computing basic earnings per share..................    13,840,750     12,075,044     6,394,843
                                                                        -----------    -----------    ----------
                                                                        -----------    -----------    ----------
  Shares used in computing diluted earnings per share................    13,884,610     12,516,195     6,533,769
                                                                        -----------    -----------    ----------
                                                                        -----------    -----------    ----------
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital....................................................   $    10,918    $    22,728    $    1,206
  Total assets.......................................................   $   231,484    $   180,129    $   70,166
  Long-term debt.....................................................   $     2,623    $     2,888    $    4,140
  Shareholders' equity...............................................   $   162,539    $   145,297    $   51,257

     Certain Company Projections. The Company does not, as a matter of course, make public forecasts as to its future financial performance. However, in connection with the discussions concerning the Offer and the Merger and as part of Parent's due diligence review of the Company, the Company discussed various projections of revenues and earnings as a basis of an operating budget for fiscal year 2000. The Company's various projections for fiscal year 2000 provided to Parent projected net revenues ranging from approximately
$217 million to approximately $223 million. Projected income from operations for fiscal year 2000 ranged from approximately $21 million to approximately
$23 million.

     The Company's 2000 operating budget and the financial projections provided to Parent were prepared for the limited purpose of managing the operating plan of the Company for fiscal year 2000. They do not reflect recent developments which have occurred since they were prepared, such as the Offer and the Merger. This reference to the projections is provided solely because such projections have been provided to the Purchaser and none of the Purchaser, Parent, the Company or any of their respective affiliates or representatives believes that such projections should be relied upon.

     It is the understanding of Parent and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Parent and the Purchaser. The projections do not purport to present operations in accordance with generally accepted accounting principles and the Company's independent auditors have not examined or compiled the projections presented herein, and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the private securities litigation reform act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections.

     The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Parent and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

     None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made, or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. It is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those projected.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the NASD, Reports Section, 1735 K Street, Washington, D.C. 20006.

     9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent and the Purchaser. Parent is a company organized under the laws of England. Parent is the largest air inclusive tour operator in the world, carrying 10 million passengers per annum. Parent's earnings derive from tour operations in the U.K., Ireland, Scandinavia, the U.S., Canada, Poland, Belgium, France, Holland and, through its associate FTi, in Germany, Austria and Switzerland. In addition, Parent operates aircraft, retail travel agencies, hotels, cruise ships and vacation ownership developments. Shares of Parent are listed on the London Stock Exchange.

     The Purchaser is a Florida corporation newly formed at the direction of Parent for the purpose of effecting the Offer and the Merger. Parent owns, indirectly, all of the outstanding capital stock of the Purchaser through Blue Sea Investments Limited, a holding company organized under the laws of England. It is not anticipated that, prior to the consummation of the Offer, the Purchaser will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of Parent and Blue Sea Investments Limited are located Parkway One, Parkway Business Centre, 300 Princess Road, Manchester, M14 7QU, England. The telephone number of Parent at such address is 011-44-161-232-0066. The offices of the Purchaser are located c/o North American Leisure Group, 130 Merton

Street, Toronto, ON, M4S 1A4, Canada. The telephone number of the Purchaser at such address is (416) 482-8707.

     Carnival Corporation, a corporation organized under the laws of the Republic of Panama ("Carnival"), owns approximately 26% of the outstanding voting equity securities of Parent. Carnival is the world's largest cruise company. The principal executive offices of Carnival are located at 3655 N.W. 87th Avenue, Miami, Florida 33178-2428 and Carnival's telephone number is (305) 599-2600. Mr. Micky Arison, the Administrators of the Estate of Ted Arison and Ms. Shari Arison (the "Arison Family"), through various corporations, partnerships and trusts, beneficially own approximately 45% of the outstanding voting equity securities of Carnival. Pursuant to annual agreements with Carnival Cruise Lines, Holland America Lines and other cruise lines owned by Carnival, the Company markets individual and group bookings on cruises. Carnival Cruise Lines, Holland America Lines and the other cruise lines owned by Carnival accounted for an aggregate of approximately 16% and 12% of the Company's consolidated net revenues in 1998 and 1999, respectively.

     For certain information concerning the executive officers and directors of the Purchaser, Parent and Carnival and the Arison Family, see Schedule I.

     Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, Carnival or any of the persons listed on Schedule I (except as indicated on such Schedule), or any associate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, Carnival or any of the persons referred to above, has effected any transaction in Shares during the past
60 days.

     Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser and Parent, Carnival or any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser or Parent, or, to the best knowledge of the Purchaser and Parent, Carnival or any of the persons listed on Schedule I, has had, since January 1, 1998, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no contacts, negotiations or transactions between the Purchaser or Parent, any of their respective subsidiaries or, to the best knowledge of the Purchaser or Parent, Carnival or any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     10. SOURCE AND AMOUNT OF FUNDS. Parent and the Purchaser estimate that the total amount of funds required by the Purchaser to (i) purchase all of the Shares pursuant to the Offer and the Merger and (ii) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $392.5 million. The Purchaser expects to obtain all of such funds from Parent (through capital contributions or advances). Parent currently anticipates funding such capital contributions or advances through a combination of cash on hand and other internally generated funds. Parent may consider refinancing all or a portion of such amount in the future. However, no decision in this regard has been taken and no such arrangements are currently existing or planned.

     11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS. The following description was prepared by the Purchaser and the Company. Information about the Company was provided by the Company, and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

BACKGROUND OF THE OFFER.

     Following initial contact with the Company by Hoare Govett Limited ("Hoare Govett") in early 1999, Parent's stockbrokers, the Chairman of Parent, and the Chairman and Chief Executive Officer of the Company, met at the offices of Hoare Govett in London on June 30, 1999 to discuss the operations of Parent and the Company and discuss possible alternatives for a strategic alliance.

     On July 19, 1999, the Chairman and Chief Executive Officer and other members of senior management of the Company, and the Chairman and the Group Finance Director of Parent, met in Delray Beach, Florida to explore further the respective businesses and operations of Parent and the Company.

     In October 1999, representatives of Hoare Govett participated in a conference call with representatives of senior management of the Company during which discussions continued regarding the Company's business and operations.

     On December 8, 1999, representatives of Hoare Govett met again with members of senior management of the Company in Delray Beach, Florida, and received a presentation concerning the Company's operations including the Company's technology and Internet-based business applications. At this meeting, the representatives of the Company and Hoare Govett further explored the possibility of a strategic alliance between the Company and Airtours or an acquisition of the Company by Airtours.

     On December 16, 1999, representatives of Hoare Govett met with members of senior management of Parent to discuss possible strategic options relating to the Company. At some time following this meeting, on or around December 21, 1999, Parent requested that Hoare Govett contact senior management of the Company to arrange a meeting between members of senior management of Parent and members of senior management of the Company.

     On or around December 21, 1999, members of Parent's senior management and representatives of Parent's financial advisor, Deutsche Bank Securities Inc. ("Deutsche Bank"), preliminarily discussed a potential acquisition of the Company. At the conclusion of such discussion, Parent authorized Deutsche Bank to examine in greater detail a possible acquisition of the Company by Parent. From that time through early January 2000, Deutsche Bank internally reviewed the potential acquisition of the Company by Parent, and members of senior management of Parent discussed with Deutsche Bank the potential acquisition.

     On January 11, 2000, Parent and the Company executed the Confidentiality Agreement described below. On that date, members of senior management of Parent and representatives of Deutsche Bank met with members of senior management of the Company and representatives of Allen & Company Incorporated ("Allen & Company"), financial adviser to the Company, in Delray Beach. At this meeting, the Company provided Parent with information concerning the Company, including information concerning its technology and Internet-based business applications, and Parent preliminarily expressed its interest in a possible acquisition of the Company.

     On January 14, 2000, the Chairman of Parent, in a telephone call to the Chairman and Chief Executive Officer of the Company, confirmed Parent's interest in a possible acquisition of the Company and expressed a preliminary indication of the price which might be offered, subject, among other things, to the completion by Parent of satisfactory financial and legal due diligence investigations. Shortly following that date, a representative of Allen & Company informed Deutsche Bank in a telephone call that that indicative price was unlikely to be sufficient to secure the support of the Board of the Company for an acquisition of the Company by Parent and that the Company had also received indications of interest from other parties.

     On January 22, 2000, the Chairman of Parent met with the Chairman and Chief Executive Officer of the Company and on January 23, 2000 the Chairman of Parent met with the President and Chief Operating Officer of the Company, in each case to discuss further the business and operations of the Company in light of Parent's interest in possibly acquiring the Company.

     On January 26, 2000, representatives of Deutsche Bank met with representatives of Allen & Company at the offices of Allen & Company in New York City. In this meeting Allen & Company communicated that the Company had received expressions of interest from other parties concerning a potential acquisition or strategic alliance, and that it was proposed that a meeting of a special committee of the Board of Directors of the Company (the "Special Committee") would be held in early February, 2000 with a view to comparing offers. It was also agreed that representatives of Parent, Deutsche Bank and Parent's accounting and legal advisors could meet at the head office of the Company in Delray Beach, Florida on January 27, 2000 to discuss arrangements for, and commence, Parent's due diligence investigations.

     On January 27, 2000, representatives of Parent, Deutsche Bank and Parent's accounting and legal advisors met with members of senior management of the Company and a representative of Allen & Company in Delray Beach and commenced their due diligence investigations.

     On January 31, 2000, Allen & Company sent a letter to Parent and the other parties who had presented competing proposals soliciting such parties to submit offers for the Company by February 7, 2000 and providing Parent with a draft of the Merger Agreement.

     On February 2, 2000, representatives of Deutsche Bank and members of senior management of Parent participated in a conference call in which Deutsche Bank reviewed its financial and strategic analyses of Parent's acquisition of the Company and recommended pursuing the acquisition.

     On February 3, 2000, representatives of Deutsche Bank, Parent's accounting advisors and Parent's legal counsel and members of senior management of Parent participated in a conference call and discussed, among other things, the terms of a potential acquisition of the Company.

     On February 7, 2000, Deutsche Bank on behalf of Parent submitted to Allen & Company a non-binding proposal ("the Proposal") to acquire the Company for cash at the previously indicated price. The Proposal was not conditioned on financing and proposed, among other things, that the structure of the transaction would be a cash tender offer followed by a merger of the Company with an acquisition subsidiary of Parent and proposed changes to the draft Merger Agreement. The Company did not agree to the Proposal.

     On February 8, 2000, representatives of Allen & Company informed representatives of Deutsche Bank that the Company had received other indications of interest in the Company. From February 8, 2000 through February 17, 2000, Parent's legal counsel, accounting advisors and Deutsche Bank completed their financial and legal due diligence investigation of the Company, and legal counsel to the Company and Parent discussed the Merger Agreement. From
February 10, 2000 through February 18, 2000, Deutsche Bank and Allen & Company had discussions concerning Parent's Proposal.

     On February 10, 2000, members of senior management of Parent and senior management of the Company had additional conversations concerning the business and operations of the Company at the offices of Allen & Company, and representatives of Parent's and the Company's outside legal counsel participated in a conference call to discuss Parent's proposed changes to the Merger Agreement.

     On February 15, 2000, a representative of Allen & Company contacted Deutsche Bank and requested a new bid on February 16, 2000.

     On February 16, 2000, Deutsche Bank on behalf of Parent confirmed to Allen & Company the Proposal, and representatives of legal counsel to Parent and legal counsel to the Company, together with the Company's General Counsel, participated in a conference call to discuss and negotiate the Merger Agreement.

     On February 17, 2000, the Chairman of Parent met with a member of senior management of the Company to discuss further the business and operations of the Company.

     On February 18, 2000, Allen & Company informed Deutsche Bank that on February 20, 2000, the Special Committee and the Board of Directors of the Company would meet in New York and either select a successful bidder or decide not to currently sell the Company.

     On February 18, and February 19, 2000, representatives of Deutsche Bank and members of senior management of Parent discussed raising Parent's offer.

     On February 19, 2000, Deutsche Bank on behalf of Parent submitted to Allen & Company a revised non-binding proposal (the "Revised Proposal") to acquire the Company at a price per Share of $26.00 in cash and Parent's legal counsel submitted to legal counsel to the Company a revised mark-up of the Merger Agreement.

     On February 20, 2000, Allen & Company notified Deutsche Bank that the Special Committee and the Board of Directors of the Company had determined to pursue a transaction with Parent on the basis of the Revised Proposal and, subject to final negotiations on the Merger Agreement, had approved the Offer, the Merger, the Merger Agreement and the Shareholders Agreement, and Parent and the Company and their respective legal counsel finalized the Merger Agreement.

     On February 20, 2000, a committee of the Board of Directors of Parent and the Board of Directors of the Purchaser approved the Offer, the Merger, the Merger Agreement and the Shareholders Agreement.

     On February 21, 2000, Parent, the Purchaser and the Company executed the Merger Agreement.

     On February 21, 2000, Parent and the Company each issued a press release announcing the execution of the Merger Agreement and the proposed acquisition of the Company.

     On February 27, 2000, Parent, the Purchaser and the Shareholders executed the Shareholders Agreement.

     On February 29, 2000, the Purchaser commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER.

     The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

     If the Merger is consummated, Parent's common equity interest in the Company will increase to 100%, and Parent will be entitled to all benefits resulting from that interest. These benefits include control over management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or to participate in its earnings and any future growth. If the Merger is consummated, the Company's shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See
Section 12. Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

     The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 45% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement.

MERGER AGREEMENT.

     The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable, but in no event later than the seventh business day after the date of the Merger Agreement, and that, upon the terms and subject to the satisfaction or waiver of the conditions to the Offer described in Section 15, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the consent of the Company, the Purchaser will not (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) add to the conditions to the Offer described in Section 15, (iv) modify the conditions to the Offer described in Section 15 or any other term or condition of the Offer in a manner that is adverse to the holders of Common Stock, (v) change the form of consideration payable in the Offer or (vi) extend the Offer beyond any scheduled expiration date, except as required by law and except (A) that the Purchaser shall extend the expiration date of the Offer if it is unable to consummate the Offer on the initial scheduled expiration date due to the failure of the conditions to the Offer described in Section 15 to be satisfied or waived, and set subsequent scheduled expiration dates until the Merger Agreement has been terminated; provided, that any such extended expiration date may not be later than the earlier of (x) ten business days following the previously scheduled expiration date and (y) the date on which the Purchaser reasonably believes that all of the conditions to the Offer described in

Section 15 will be satisfied or waived and (B) that the Purchaser may extend the Offer, without the Company's consent, on one or more occasions, for any reason, up to a maximum of three business days in the aggregate, notwithstanding the prior satisfaction of the conditions to the Offer described in Section 15 so long as the Purchaser irrevocably waives the continued satisfaction of any of the conditions to the Offer described in Section 15.

     The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer described in Section 15, accept for payment and pay for Shares tendered as soon as the Purchaser is legally permitted to do so under applicable law.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to its terms and conditions, at the Effective Time, the Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser will cease, and the Company will continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation").

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (i) to the extent required by applicable law, the Merger Agreement and the Merger must have been approved and adopted by holders of a majority of the outstanding shares of the Common Stock of the Company entitled to vote in accordance with applicable law and the Company's Articles of Incorporation and By-Laws, (ii) any applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger must have expired or been terminated, (iii) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by the Merger Agreement and which is in effect at the Effective Time, (iv) no statute, rule, regulation, executive order, decree or order of any kind must have been enacted, entered, promulgated or enforced by any United States or United Kingdom court or governmental authority which prohibits the consummation of the Merger; and (v) the Purchaser must have accepted for payment and paid for the Shares validly tendered and not withdrawn pursuant to the Offer; provided, that the above will not be a condition to the Purchaser's obligation to consummate the Merger if the Purchaser's failure to purchase any Shares violates the terms of the Offer.

     At the Effective Time of the Merger (i) each Share then issued and outstanding (other than any Shares then held by the Purchaser or Parent and any Shares held by Dissenting Shareholders (as defined in the Merger Agreement)) will be converted into and represent the right to receive the Offer Price in cash and (ii) each share of common stock, par value $.01 per share, of the Purchaser then issued and outstanding will become one share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, any Shares, and from time to time thereafter as Shares are acquired by the Purchaser, the Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give the Purchaser (subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder) representation on the Board of Directors equal to at least the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which will be the number of Shares so accepted for payment and paid for or otherwise acquired or owned by Parent or the Purchaser and the denominator of which will be the number of shares of Common Stock then issued and outstanding, and the Company and its Board of Directors must, at such time, use its reasonable efforts to cause the Purchaser's designees to be appointed to the Company's Board of Directors. In no event will there be less than two Independent Directors (as defined below) on the Company's Board of Directors. If necessary, the Company must increase the size of the Company's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, to permit the Purchaser's designees to be elected to the Company's Board of Directors.

     Following the election of any of the Purchaser's designees to the Company's Board of Directors and prior to the Effective Time, (i) any amendment of the Merger Agreement or the Articles of Incorporation or By-Laws of the Company,
(ii) any termination of the Merger Agreement by the Company, (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or (iv) any waiver of any of the Company's rights under the Merger Agreement will require the affirmative vote of a majority of the directors of the Company then in office who are neither designees of Parent or the Purchaser nor employees of the Company or any of its Subsidiaries (as defined in the Merger Agreement) (the "Independent Directors").

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company must, if required by applicable law in order to consummate the Merger, duly call, convene and hold a special meeting of the holders of Common Stock for the purpose of voting upon the Merger Agreement and the Merger. The Merger Agreement provides that, if required by applicable law to consummate the Merger, the Company will, as promptly as practicable after the purchase of shares of Common Stock pursuant to the Offer, prepare and file with the Commission a preliminary proxy statement relating to the Merger and the Merger Agreement and use its reasonable efforts to respond to the comments of the Commission in connection with the preliminary proxy statement and to furnish all information required to prepare the definitive proxy statement (the "Proxy Statement"). The Company must also, promptly after the purchase of Shares pursuant to the Offer and if required by law to consummate the Merger, cause the Proxy Statement to be mailed to the shareholders of the Company. The Merger Agreement provides that the Company must use its reasonable efforts to solicit from its shareholders proxies and, subject to the fiduciary obligations of the Company's directors under applicable law, as determined by them in good faith after consulting with outside counsel, take all other action necessary and advisable to secure the vote of shareholders required by applicable law to obtain the approval for the Merger Agreement and the Merger. Subject to the fiduciary obligations of the Company's directors under applicable law as determined in good faith by them after consulting with outside counsel, the Company has agreed that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt the Merger Agreement and approve the Merger.

     The Merger Agreement provides that in the event that the Purchaser acquires at least 80% of the outstanding Shares pursuant to the Offer, the Company must, at the request of the Purchaser, subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with Section 607.1104 of the FBCA.

     Options. Pursuant to the Merger Agreement, prior to the Effective Time, the Board must use its reasonable efforts to take all actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options to purchase Common Stock ("Options") granted under any stock option plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, the Company must use its reasonable efforts to ensure that each Option, whether or not then vested or exercisable, is no longer exercisable for the purchase of shares of Common Stock but will instead entitle each holder of an Option, in cancellation and settlement of the Option, to payments in cash (subject to any applicable withholding taxes), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option whether or not then vested or exercisable and (y) the excess of the Offer Price over the exercise price per Share subject to such Option, with each such cash payment to be made at the Effective Time. The Company must use its reasonable efforts to ensure that the Stock Plans will terminate as of the Effective Time and the provisions of any employee benefit plan providing for the issuance or grant of shares of capital stock of the Company will be deleted as of the Effective Time. The Company must take all reasonable steps to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own or purchase any capital stock of the Surviving Corporation or any of its Subsidiaries. The Company must use its reasonable efforts to obtain any necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the cash payment described above in cancellation and settlement thereof.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except as permitted, required or contemplated by the Merger Agreement or consented to or approved by Parent in writing, during the period commencing on the date of execution of the Merger Agreement and ending on the earlier of (x) the date of termination of the Merger Agreement in accordance with its terms and (y) the time the designees of Parent have been elected to, and constitute a majority of, the Board of Directors of the Company, (i) the Company and each of its Subsidiaries will conduct their respective operations only according to their ordinary course of business consistent with past practice, or current plans, and will use their commercially reasonable efforts to preserve in all material respects their business organizations, keep available the services of their officers and key employees and maintain their existing relationships with material customers, suppliers, distributors, licensors, clients and others having business relationships with them; and (ii) except as permitted, required or contemplated by the Merger Agreement, neither the Company nor any of its Subsidiaries will: (a) make any change in or amendment to its Articles of Incorporation or By-Laws; (b) authorize for issuance, issue, sell or deliver (or agree or commit to issue, sell or deliver), whether pursuant to the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise, any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date of execution of the Merger Agreement); (c) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries or any other entity in which it has an equity interest; (d) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any material corporation, partnership or other business or division thereof; (e) except in the ordinary course of business and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, (A) increase the compensation or fringe benefits of any of its directors, officers or employees, (B) grant any severance or termination pay not currently required to be paid under existing severance plans, (C) enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or employee of the Company or any of its Subsidiaries, or (D) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;
(f) except in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness for borrowed money (other than certain existing indebtedness); (g) make any material tax election or settle or compromise any material tax liability; (h) except as required by applicable law or generally accepted accounting principles, make any change in its method of accounting; (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); (j) make any material loans, advances or capital contributions to, or investment in, any person other than to any Subsidiary of the Company; (k) declare, set aside or pay any dividends on, or make or cause to be made any other distributions in respect of, any of its capital stock or other equity securities or any interest in any person other than dividends and distributions by a direct or indirect Subsidiary of the Company to its parent; (l) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (m) enter into any agreement providing for the acceleration of payment or performance or other consequences as a result of the transactions contemplated hereby or any other change of control of the Company except to the extent permitted under the terms of the Merger Agreement; (n) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any rights, warrants or options to acquire any such shares or other securities; (o) enter into any contract or commitment with respect to capital expenditures (individually or in the aggregate) in an amount in excess of $2 million over the aggregate budgeted amount for all capital expenditures of the Company and its Subsidiaries taken as a whole, (p) other than in the ordinary course of business, cancel, amend or modify, in any material respect, any material contract or agreement to which the Company or any of its Subsidiaries is a party or enter into any material contract, or (q) agree, in writing or otherwise, to take any of the foregoing actions.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed to notify Parent and the Purchaser promptly, if, on or after the date of the Merger Agreement, any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Acquisition Proposal (as hereinafter defined) or the possibility or consideration of making an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the name of the Person (as defined in the Merger Agreement) making such Acquisition Proposal or indicating such Acquisition Proposal Interest and the material terms and conditions of any proposals or offers. In addition, subject to the terms of the Merger Agreement, the Company has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal or Acquisition Proposal Interest. The Company agrees that it will keep Parent and Purchaser informed, on a current basis, of the status and material terms of any Acquisition Proposal or Acquisition Proposal Interest.

     An "Acquisition Proposal" means any proposal or offer from any Person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any of its Subsidiaries or any transaction or series of transactions having similar economic effect, other than the transactions contemplated by the Merger Agreement.

     Except as set forth below, the Company, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, will not, nor will it authorize or permit its officers, directors, employees, to (and the Company must use commercially reasonable efforts to ensure that such persons and the Company's investment bankers, attorneys, accountants and other agents do not), directly or indirectly
(i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal; except that the provisions of the Merger Agreement described in this section "No Solicitation" do not prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company's shareholders its position with respect to an offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (B) making such disclosure to the Company's shareholders as the Board of Directors determines in good faith, after receipt of advice from outside legal counsel, is required under applicable law or
(C) otherwise complying with their fiduciary duties to shareholders.

     Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated January 11, 2000 between the Company and Parent and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, is (or could result in) a transaction superior to the Offer and the Merger and (y) in the good faith opinion of the Board of Directors, after consultation with outside legal counsel, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its shareholders and failure to provide such information or access or engage in such discussion or negotiations is inconsistent with the exercise of the fiduciary duties of the Board under applicable law (an Acquisition Proposal which satisfies clauses (x) (without regard to the phrase in parentheses) and (y) being a "Superior Proposal"). Within one business day following receipt of a Superior Proposal, the Company must notify Parent of the receipt thereof. The Company must promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent.

     Except as permitted under the terms of the Merger Agreement, neither the Board of Directors nor any of its committees may (i) withdraw or modify, or propose (publicly or to a third party) to withdraw or modify, in any manner adverse to Parent or the Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose (publicly or to a third party) to approve or recommend, any Acquisition Proposal or (iii) enter into any acquisition agreement with respect to, or any other agreement which would approve, adopt or effect, any Acquisition Proposal (other than a confidentiality agreement as contemplated by the previous paragraph). Notwithstanding the foregoing, the Board of Directors may (I) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger to the extent where not to do so would be inconsistent with the Board's fiduciary duties under applicable law and (II) approve or recommend a Superior Proposal, or enter into an acquisition agreement with respect to, or any other agreement which would approve, adopt or effect, a Superior Proposal, in the case of either clause (I) or (II), at any time after the third business day following the Company's delivery to Parent of written notice advising Parent that the Board of Directors intends to enter into an agreement with respect to a Superior Proposal.

     Indemnification and Insurance. The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation must indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, such consent not to be unreasonably withheld) in connection with any actual or threatened action, suit, claim, proceeding or investigation (whether arising before or after the Effective Time) (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable law or the Company's Articles of Incorporation, By-Laws or indemnification agreements in effect at the date of the execution of the Merger Agreement, including provisions relating to advancement of expenses incurred in the defense of any action or suit. In addition, the Merger Agreement provides that for a period of six years after the Effective Time, the Surviving Corporation must maintain the Company's existing policies of directors' and officers' liability insurance (or a "tail" policy), for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies as of the date of the Merger Agreement, to the extent that such liability insurance can be maintained at an annual cost to the Surviving Corporation of not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance, provided that if such insurance (or "tail" policy) cannot be so maintained at such cost, the Surviving Corporation must maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority relative to the Merger Agreement and the Merger, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, brokers' fees, vote required to approve the Merger Agreement, information in any Proxy Statement, the inapplicability of the Rights Agreement, and the absence of any material adverse effect on the Company since December 31, 1999.

     Termination; Fees. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's shareholders:

     (a) by mutual written consent of the Company and of Parent;

     (b) by either Parent or the Company if any governmental or regulatory agency issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action becomes final and nonappealable;

     (c) by Parent or the Company if the Purchaser has not purchased all Shares tendered pursuant to the Offer within 90 days after commencement of the Offer (the "Outside Date"), unless such purchase shall not have occurred because of a material breach of any representation, warranty, obligation, covenant or agreement set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement;

     (d) by Parent if the Offer is terminated or expires in accordance with its terms without Purchaser having purchased any Common Stock thereunder due to an occurrence which would result in a failure to satisfy the Minimum Condition or any other of the conditions to the Offer described in Section 15, unless any such failure shall have been caused by or resulted from the material breach by the Purchaser or Parent of any representation, warranty, obligation, covenant or agreement contained in the Merger Agreement;

     (e) by Parent, if, prior to the purchase of Shares in the Offer, the representations and warranties of the Company set forth in the Merger Agreement which are not qualified by "Material Adverse Effect" are not true and correct and the fact, matter or circumstance giving rise to such untruth or incorrectness would have, or would be reasonably likely to have a "Material Adverse Effect" (as defined in the Merger Agreement), and the representations and warranties that are qualified by "Material Adverse Effect" are not true in any respect, at any time after the date of the Merger Agreement (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or the Company has breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after Parent or the Purchaser has furnished the Company with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires; provided, however, that Parent shall not be entitled to terminate the Merger Agreement under this provision if it or the Purchaser is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement;

     (f) by the Company to allow the Company to enter into an agreement in accordance with the provision described in the last paragraph of the section "No Solicitation" above with respect to a Superior Proposal which the Board of Directors has determined is more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement; provided, however, that the Company shall have complied in all material respects with that relevant provision, and that it makes simultaneous payment of the Termination Fee (as defined below);

     (g) by the Purchaser, if the Board of Directors of the Company or any committee thereof has (i) withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or (ii) approved, taken a neutral position with respect to, or recommended to the shareholders of the Company any alternative Acquisition Proposal;

     (h) by the Company, if prior to purchase of shares in the Offer there has been a breach or failure to perform on the part of the Purchaser or Parent of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and such breach or failure to perform has a material adverse effect on the ability of the Purchaser or Parent to consummate the Offer or the Merger, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after the Company has furnished Parent with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires unless such failure has been caused by the failure of the Company to satisfy certain fundamental conditions relating to the truth and correctness of its representations and warranties and compliance with its covenants set forth in the Merger Agreement;

     (i) by the Company, if the Purchaser has (i) failed to commence the Offer within seven Business Days following the date of the Merger Agreement, or (ii) terminated the Offer or the Offer has expired without the Purchaser having purchased any Shares thereunder unless such failure has been caused by the failure of the Company to satisfy certain fundamental conditions relating to the truth and correctness of its representations and warranties and compliance with its covenants set forth in the Merger Agreement.

     If the Company terminates the Merger Agreement pursuant to clause (f) above, then the Company must pay simultaneously with such termination a fee (the "Termination Fee") of $13.5 million. If the Purchaser terminates the Merger Agreement pursuant to clause (g) above, then the Company must pay to Parent the Termination Fee within two business days following such termination.

SHAREHOLDERS AGREEMENT

     The following is a summary of certain provisions of the Shareholders Agreement. The summary is qualified in its entirety by reference to the Shareholders Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an Exhibit to the Schedule TO.

     Certain directors of the Company who are also shareholders of the Company (each a "Shareholder") have entered into the Shareholders Agreement. The Shareholders have voting power and dispositive power with respect to an aggregate of 1,872,057 Shares, representing approximately 11.6% of the Shares on a fully diluted basis and with respect to 80,000 Shares issuable on the exercise of Options, representing less than one percent of the Shares on a fully diluted basis. Pursuant to the Shareholders Agreement, each of the Shareholders has agreed to validly tender (and not withdraw), in accordance with the terms of the Offer in a timely manner all Shares held by them, subject to the Shareholders Agreement. Each of the Shareholders has granted to Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger and against any action, transaction or agreement that would impede, interfere with, delay or materially adversely affect the Merger.

     Each of the Shareholders has agreed that such Shareholder will not (i) transfer, or consent to the transfer of, any or all of such Shareholder's Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein; (iii) grant any proxy or power-of-attorney in or with respect to such Shares or deposit such Shares into a voting trust or enter into a voting agreement with respect to such Shares; or (iv) take any other action that would have the effect of preventing, disabling or delaying the performance of such Shareholder's obligations under the Shareholders Agreement.

     The Shareholders Agreement, and all rights and obligations of the parties thereto, will terminate upon the termination of the Merger Agreement in accordance with its terms.

CONFIDENTIALITY AGREEMENT.

     The following is a summary of the Confidentiality Agreement, dated January 11, 2000, between the Company and Parent. The summary is qualified by reference to the Confidentiality Agreement which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other things, Parent and the Company, and each of their respective subsidiaries agreed, subject to certain exceptions, to keep confidential all non-public, confidential information one party has furnished to another (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating and implementing a business relationship or transaction among the parties.

     12. PLANS FOR THE COMPANY; OTHER MATTERS.

     Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, articles of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. See Section 11. Parent is considering a transfer of the shares it owns in the Purchaser (which following the Merger will represent shares in the Company) to another entity owned by Parent. The Merger Agreement provides that the directors of the Purchaser and the officers of the Company immediately prior to the Effective Time of the Merger will, at the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS.

     Shareholder Approval. Under the FBCA and the Company's Articles of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby, unless the Merger is consummated pursuant to the short-form merger provisions under the FBCA described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger). The Merger Agreement provides that Parent and Purchaser will cause to be voted in favor of the Merger all of the Shares then owned by Parent, the Purchaser or any of their affiliates. In the event that the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders of the Company.

     Short-Form Merger. Section 607.1104 of the FBCA provides that, if the parent corporation owns at least 80% of the outstanding shares of each class of the subsidiary corporation, the merger into the subsidiary corporation of the parent corporation may be effected by a plan of merger adopted by the board of directors of the parent corporation and the appropriate filings with the Florida Department of State, without the approval of the shareholders of the subsidiary corporation (a "short-form merger"). Under the FBCA, if the Purchaser acquires at least 80% of the outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the shareholders of the Company. In such event, the Company has agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders. In the event that less than 80% of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer on the Initial Expiration Date, the Purchaser may extend the Offer for up to 3 business days so that the merger may be consummated as a short-form merger.

     Florida Affiliated Transactions Statute. The Company is also subject to
Section 607.0901 (the "Affiliated Transactions Statute") of the FBCA. The Affiliated Transactions Statute generally prohibits a Florida corporation from engaging in an "affiliated transaction" with an "interested shareholder," unless the affiliated transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, the corporation has not had more than 300 shareholders of record at any time for three years prior to the public announcement relating to the affiliated transaction or the corporation complies with certain statutory fair price provisions.

     Subject to certain exceptions, under the FBCA an "interested shareholder" is a person who beneficially owns more than 10% of the corporation's outstanding voting shares. In general terms, an "affiliated transaction" includes: (i) any merger or consolidation with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value equal to 5% or more of the corporation's consolidated assets or outstanding shares or representing 5% or more of the corporation's earning power on net income; (iii) the issuance to any interested shareholder of shares with a fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; (v) the liquidation or dissolution of the corporation if proposed by any interested shareholder; and (vi) any receipt by the interested shareholder of the benefit of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

     Because a majority of the disinterested directors of the Company's Board of Directors has approved the Merger Agreement and the Shareholders Agreement and the transactions contemplated thereby, the provisions of the Affiliated Transactions Statute are not applicable to the Offer and the Merger and the other such transactions.

     Control Share Acquisition Statute. The Company is also subject to Section
607.0902 of the FBCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of a publicly held Florida corporation that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) 20%, but less than 33 1/3%; (ii) 33 1/3%, but less than 50%; or (iii) 50% or more of such votes.

     The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the board of directors of that corporation before the acquisition.

     Because the Control Share Acquisition Statute specifically exempts a merger effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger agreement and an acquisition which has been approved by the board of directors before the acquisition, the provisions of the Control Share Acquisition Statute are not applicable to the Offer or the Merger or the Shareholders Agreement.

     Dissenters' Rights. No dissenters' or appraisal rights are available in connection with the Offer. Shareholders may be entitled to dissenter's rights, rights of appraisal or other similar rights in connection with the Merger pursuant to the FBCA unless, in the event the vote of the shareholders is required to approve the Merger pursuant to the FBCA, on the record date fixed by the Company's Board of Directors to determine the shareholders of the Company entitled to vote at a meeting to approve the Merger (or to consent to the Merger without a meeting) the Shares are (A) registered on a national securities exchange or designated as a national market system security by the NASD or (B) held of record by at least 2,000 record shareholders. In the event dissenters' rights become available, Section 607.1302 of the FBCA provides that shareholders of the Company will be entitled to receive the "fair value" of their Shares, provided that the procedures set forth in Section 607.1320 of the FBCA are followed. Shareholders should be aware that the "fair value" as determined under the FBCA, could be more than, the same as or less than the Offer Price and that failure to follow the steps required by Section 607.1320 of the FBCA for perfecting dissenters' rights may result in the loss of such rights. The preceding discussion is only a summary for general information on the dissenters' rights provisions of the FBCA which are incorporated herein by reference.

     Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

     13. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that neither the Company nor any of its Subsidiaries shall, without the consent of Parent in writing: (i) declare, set aside or pay any dividend or other distribution payable with respect to its capital stock; or (ii) purchase, redeem or otherwise acquire any shares of any class or series of its capital stock, or any rights, warrants or options to acquire such shares.

     14. RIGHTS AGREEMENT. Set forth below is a summary description of the Rights, as contained in the Company's Registration Statement on Form 8-A, dated February 2, 1999, relating to the Rights.

     On January 28, 1999, the Board of Directors of the Company adopted the Rights Agreement and declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company to shareholders of record at the close of business on January 28, 1999. Each Right entitles the registered holder to purchase from the Company one share of Common Stock (or in certain circumstances, cash, property or other securities) at a price of $175.00 per share (the "Purchase Price"), subject to adjustment.

     In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person"), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. Issuances (and consequent beneficial ownership) of Common Stock (at or in excess of such 15% threshold) by the Company in connection with certain acquisition transactions effected by the Company and approved by the Board of Directors are excepted from this provision.

     If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will be void) will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     The Distribution Date is the earlier of: (i) ten days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock; or (ii) ten business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock.

     Until the Distribution Date, the Rights will be evidenced, with respect to any of the Common Stock certificate(s) outstanding as of the Record Date, by such Common Stock certificate(s). Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock, no separate rights certificates will be issued and transfer of Common Stock certificates will also constitute transfer of the Rights.

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will thereafter evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on January 28, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, on the terms and conditions set forth in the Rights Plan (as described below).

     The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to the Common Stock. The number of outstanding Rights and the number of shares of Common Stock issuable upon exercise of each Right are also subject to adjustment if, prior to the Distribution Date, there is a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1.0% in such Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

     At any time after any person or group becomes an Acquiring Person, and prior to the acquisition by any such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person, which will have become void), in whole or in part, for shares of Common Stock, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     At any time prior to any person or group becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights, in whole but not in part, at a price of $.001 per Right (the "Redemption Price"). If, however, such redemption is authorized on or after the date of a change (resulting from a proxy contest or consent solicitation) in a majority of the directors in office, then such redemption must be approved by a majority of Independent Directors (as defined in the Rights Agreement), if any, and by a majority of the full board of directors. The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the "15%" thresholds described above to not less than the greater of
(i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     The Board of Directors of the Company has the sole authority to administer the Rights Plan and to exercise all rights and powers granted to the Board or to the Company, or as are advisable in the administration of the Rights Plan, including the power to (i) interpret the provisions of the Rights Agreement and
(ii) make all determinations appropriate for the administration of the Rights Plan (including a determination to redeem or not redeem the Rights, to exchange the Rights or to amend the Rights Agreement). All such interpretations and determinations in good faith are final and binding on the parties (including the Rights holders) and do not subject the Board (or the directors) to any liability to the holders of Rights. In the event a vote, approval or determination of the Board of Directors (including a determination to redeem or not redeem the Rights, to exchange the Rights or to amend or supplement the Rights Agreement) occurs at any time after either a Person becomes an Acquiring Person or a change (resulting from a proxy contest or consent solicitation) in a majority of the directors in office, then such vote, approval or determination must be approved by a majority of Independent Directors (as defined in the Rights Agreement), if any, and by a majority of the full board of directors.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     In connection with the Company entering into the Merger Agreement, the Company has amended the Rights Agreement such that the provisions in the Rights Agreement which prohibit the execution of the Merger Agreement and the Shareholders Agreement, the consummation of the Offer, the Merger or any of the transactions contemplated by the Merger Agreement and the Shareholders Agreement, or the public announcement thereof, will not cause, among other things, Parent or Purchaser to be deemed to be an Acquiring Person or a Distribution Date to be deemed to have occurred pursuant to the Rights Agreement.

     15. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered pursuant to the Offer and may postpone the acceptance of and, subject to the restrictions referred to above, payment for, Shares tendered pursuant to the Offer, (i) if any applicable waiting period under the HSR Act shall not have expired or been terminated or (ii) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares representing more than 50% of all Shares outstanding (calculated on a fully diluted basis, which shall mean, as of any date, the number of Shares that are actually issued and outstanding plus the number of Shares that the Company is required to issue pursuant to obligations outstanding under convertible securities, Options and otherwise on the date of purchase) (the "Minimum Condition"). Additionally and without limiting the foregoing, notwithstanding any other provision of the Offer but only in accordance with the provisions of Section 1.01(a) of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to the restrictions referred to above, pay for any Shares, and may terminate or amend the Offer and may postpone the acceptance of, subject to the restrictions referred to above, payment for Shares, if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following events shall occur:

     (a) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued, or applied by, any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which is in effect and would, or would be reasonably likely to: (i) make illegal or otherwise directly or indirectly prohibit the Offer or the Merger, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or of Parent or to compel the Purchaser or Parent to dispose of or hold separately all or any material portion of the business or assets of Parent, the Company and their respective Subsidiaries, in each case taken as a whole, or seeking to impose any material limitation on the ability of the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of the Purchaser or render the Purchaser unable, to accept, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or
(iv) seek to impose material limitation on the ability of the Purchaser or Parent effectively to exercise rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by the Purchaser on all matters properly presented to the Company's shareholders, or require divestiture by the Purchaser of any shares of Common Stock;

     (b) there shall be threatened in writing or pending any suit, action or proceeding by any United States or United Kingdom governmental authority against the Purchaser, Parent, the Company or any Subsidiary of the Company that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) any of the representations or warranties made by the Company in the Merger Agreement that are qualified by Material Adverse Effect shall be untrue or incorrect, or any such representation and warranty that is not so qualified shall be untrue or incorrect to the extent that such inaccuracy would, in each case as of the date of the final scheduled expiration of the Offer result in a Material Adverse Effect, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, as of such date;

     (d) the Company shall have failed in a material respect to perform or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after the Purchaser has furnished the Company with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires;

     (e) the Merger Agreement shall have been terminated in accordance with its terms;

     (f) since the date of the Merger Agreement, there shall have occurred any change (or any development that would be reasonably likely to result in any change) that constitutes a Material Adverse Effect on the Company;

     (g) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Proposal or the Company shall have entered into any acquisition agreement with respect to, or any other agreement that would approve, adopt or effect, any Superior Proposal in accordance with Section 4.07(d) of the Merger Agreement; or

     (h) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the London Stock Exchange, the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the United Kingdom that constitutes a Company Material Adverse Effect or materially adversely affects or delays the consummation of the Offer, or (iv) any material limitation (whether or not mandatory) by any United States or United Kingdom governmental authority on the extension of credit generally by banks or other financial institutions;

which, in the good faith judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, make it inadvisable to proceed with the Offer and/or with such acceptance or payment or payments for shares of Common Stock.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and, subject to the provisions of the Merger Agreement, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or the Purchaser in whole or in part. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS. Except as described in this Section 16, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws. In addition to Florida, a number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15.

     Antitrust. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer was filed under the HSR Act on February 23, 2000, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, on or about March 9, 2000. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     In addition to the United States, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Parent and the Company are reviewing whether any such filings are required and intend to make such filings promptly to the extent required.

     17. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Deutsche Bank is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. In connection with the Offer, Parent has agreed to pay Deutsche Bank for its services (i) $1,000,000 (the "Announcement Fee") payable upon the commencement of a tender offer for part or all of the Shares or the execution of a definitive agreement with the Company to acquire all or a portion of the Company (a "Transaction"), (ii) $3,250,000 in the event a Transaction is consummated (the "Transaction Fee"), provided that the Transaction Fee shall be reduced by the amount of any previously paid Announcement Fee and (iii) in the event a Transaction is not consummated, 12.5% of any break-up, lock-up option, topping fee or other termination fee, provided that the termination fee shall be reduced by the amount of any previously paid Announcement Fee. Parent has also agreed, whether or not the Offer is consummated, to pay Deutsche Bank for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Deutsche Bank against certain liabilities and expenses in connection with their engagement. Deutsche Bank renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

     The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     18. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

     During the last five years, neither the Purchaser nor Parent nor Carnival nor, to the best of their knowledge, any of the persons listed in Schedule I, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Blue Sea Florida Acquisition Inc.
February 29, 2000

                                   SCHEDULE I
                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                       BLUE SEA FLORIDA ACQUISITION INC.
                                      AND
                                  AIRTOURS PLC
                                      AND
                              CARNIVAL CORPORATION
                                      AND
                             PRINCIPAL SHAREHOLDERS
                                       OF
                              CARNIVAL CORPORATION

     1. BLUE SEA FLORIDA ACQUISITION INC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Blue Sea Florida Acquisition Inc. Unless otherwise indicated, (a) each such person is a citizen of the United Kingdom, and (b) the business address of each such person is c/o North American Leisure Group, 130 Merton Street, Toronto, ON, M4S 1A4, Canada.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME AND ADDRESS                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Christopher Alan Leigh Mottershead........  Director and President of Blue Sea Florida Acquisition Inc. since formation; President and Chief Executive Officer of North American
                                            Leisure Group of Airtours since January 2000; Director of Airtours
                                            Holidays Limited from 1994 to 1999; Managing Director of Airtours
                                            Holidays Limited from May 1998 to December 1999.

James Scott Jennings......................  Director and Vice President of Blue Sea Florida Acquisition Inc.
                                            since formation; Director of Corporate Development of Airtours plc since November 1996; Director of Corporate Finance of Rickitt
                                            Mitchell & Partners Limited from 1994 to 1996. Mr. Jennings'
                                            business address is c/o Airtours plc, Parkway One, Parkway Business
                                            Centre, Manchester M14 7QU, United Kingdom.

Lorrie Lynn King..........................  Director and Secretary of Blue Sea Florida Acquisition Inc. since formation; Executive Vice President, Strategic and Business
                                            Development of North American Leisure Group of Airtours since October
                                            1999; Chief Financial Officer of North American Leisure Group of
                                            Airtours from 1998 to 1999; Partner, Arthur Andersen, from 1997 to
                                            1998, and Senior Manager prior to that time. Ms. King is a citizen of
                                            Canada.

     2. AIRTOURS PLC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Airtours plc. Unless otherwise indicated, (a) each such person is a citizen of the United Kingdom, and (b) the business address of each such person is c/o Airtours plc, Parkway One, Parkway Business Centre, Manchester M14 7QU United Kingdom.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME AND ADDRESS                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
David Crossland...........................  Chairman of Airtours plc since 1972; Director of Carnival Corporation since April 1996.

Sir Michael David Bishop CBE..............  Non-Executive Director of Airtours plc since 1987; Deputy Chairman of
                                            Airtours plc since September 1996; Chairman of British Midland plc since July 1978. Sir Michael Bishop's business address is Donnington
                                            Hall, Castle Donnington, Derby DE74 2SB, United Kingdom.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME AND ADDRESS                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Albert Henry Coe..........................  Non-Executive Director of Airtours plc since January 2000; Group
                                            Managing Director of Airtours plc from 1997 to 1999; Group Finance
                                            Director of Airtours plc from 1988 to 1997; Deputy Chief Executive of
                                            Airtours plc from 1996 to 1997.

Timothy Russell Byrne.....................  Group Finance Director of Airtours plc since December 1997; Group
                                            Financial Controller of Airtours plc from 1993 to 1997.

Michael Charles Lee.......................  Director of Airtours plc since 1993; Chairman of the Aviation
                                            Division of Airtours plc since October 1998; Chief Executive of
                                            Airtours International Airways Limited from 1990 to 1998.

Peter Francis Rothwell....................  Director of Airtours plc since 1999; Chief Executive of UK
                                            Leisure Group of Airtours since May 1998; Managing Director of
                                            Airtours Holidays Limited from 1995 to 1998.

Bjorn Christer Sandahl....................  Director of Airtours plc since 1996; Chairman and Chief Executive
                                            Officer of Scandinavian Leisure Group since 1994; Non-Executive
                                            Director of PROFFICE AB since 1994. Mr. Sandahl's business address is
                                            c/o Scandinavian Leisure Group, Ralambsvagen 17, 10520 Stockholm,
                                            Sweden. Mr. Sandahl is a citizen of Sweden.

Lars Thuesen..............................  Director of Airtours plc since May 1998; Chairman of European Leisure
                                            Group of Airtours and Accommodation Division of Airtours since
                                            November 1999; Chairman of UK Leisure Group and West European Leisure
                                            Group of Airtours from 1997 to 1999; Deputy Chief Executive Officer and Chief Financial Officer of Scandinavian Leisure Group of Airtours
                                            from 1994 to 1997. Mr. Thuesen is a citizen of Denmark.

Michael Meir Arison.......................  Non-Executive Director of Airtours plc since April 1996; Chief
                                            Executive Officer and Chairman of the Board of Carnival Corporation
                                            since June 1987. Mr. Arison is a citizen of the United States.

Roger Oliver Davies.......................  Non-Executive Director of Airtours plc since March 1994; Chairman of
                                            Sunway Travel (Coaching) Limited since 1997.

Sir Tom Farmer CBE KCSG...................  Non-Executive Director of Airtours plc since 1994; Chief Executive
                                            Officer and Chairman of the Board of Kwik-Fit Holdings Plc since
                                            1971. Sir Tom Farmer's address is c/o Kwik-Fit Holdings Plc, 17
                                            Corstorphine Road, Edinburgh, EH12 6DD, United Kingdom.

Eric Fenton Sanderson.....................  Non-Executive Director of Airtours plc since 1987; Managing Director of Kwik-Fit Insurance Services Limited since January 2000; Chief
                                            Executive of Bank of Scotland Treasury Services plc from 1997 to
                                            1999; Chief Executive of The British Linen Bank Limited from 1989 to
                                            1997; Non-Executive Director of The Docklands Light Railway Limited
                                            since January 1999; Non-Executive Director of English and Overseas
                                            Properties Limited from 1988 to 1999.

Howard Steven Frank.......................  Non-Executive Director of Airtours plc since April 1996; Director of
                                            Carnival Corporation since 1993; Vice Chairman and Chief Operating
                                            Officer of Carnival Corporation since October 1993. Mr. Frank is a citizen of the United States.

     3. CARNIVAL CORPORATION. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Carnival Corporation. Unless otherwise indicated, (a) each such person is a citizen of the United States, and (b) the business address of each such person is c/o Carnival Corporation, 3655 N.W. 87 Avenue, Miami, Florida 33178.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME AND ADDRESS                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Michael Meir Arison.......................  See Part 2 of this Schedule I.

Shari Arison Dorsman......................  Director of Carnival Corporation since June 1995; Chairman of Arison
                                            Holdings (1998) Ltd. since October 1999; Director of Shargad
                                            Orchanim, Ltd. from 1994-1999; Director of Bank Hapolim since 1997;
                                            Chairman, Secretary, Trustee, Member and Treasurer of Arison
                                            Foundation, Inc. since November 1999 and various positions with
                                            Arison Foundation, Inc. prior to that time; Chairman of Ted Arison
                                            Charitable Foundation since November 1999. Ms. Arison Dorsman's business address is Arison Holdings (1998) Ltd., Golda Center,
                                            23 Shaul Hamelech Boulevard, Tel Aviv, Israel 64367. Ms. Arison
                                            Dorsman is a citizen of the United States and Israel.

Maks L. Birnbach..........................  Director of Carnival Corporation since 1990; Mr. Birnbach is retired.
                                            Mr. Birnbach's business address is c/o Fullcut Manufacturers,
                                            555 Fifth Avenue, New York, New York 10037.

Atle Brynestad............................  Director of Carnival Corporation since 1999; Chief Executive Officer and Chairman of the Board of CG Holding AS since prior to 1995.
                                            Mr. Brynestad's business address is c/o CG Holding AS, POB 50 Bryn,
                                            N-0611, Oslo, Norway. Mr. Brynestad is a citizen of Norway.

Richard G. Capen, Jr......................  Director of Carnival Corporation since 1994; Author and business consultant. Mr. Capen's business address is 6077 San Elijo, Rancho
                                            Santa Fe, California 92067.

David Crossland...........................  See Part 2 of this Schedule I.

Robert H. Dickinson.......................  Director, President and Chief Operating Officer of Carnival Cruise
                                            Lines since 1993.(1)

James M. Dubin............................  Director of Carnival Corporation since 1995; Senior Partner and attorney of Paul Weiss Rifkind Wharton & Garrison. Mr. Dubin's
                                            business address is Paul Weiss Rifkind Wharton & Garrison, 1285
                                            Avenue of the Americas, New York, New York 10019.

Howard Steven Frank.......................  See Part 2 of this Schedule I.

A. Kirk Lanterman.........................  Director of Carnival Corporation since 1992; President, Chief
                                            Executive Officer and Chairman of the Board of Holland America
                                            Line--Westours Inc. since August, 1999; Mr. Lanterman has been employed by Holland America Line--Westours Inc. since 1983.
                                            Mr. Lanterman's business address is c/o Holland America Line--
                                            Westours Inc., 300 Elliott Avenue West, Seattle, Washington 98119.(2)

Modesto A. Maidique.......................  Director of Carnival Corporation since 1994; President of Florida
                                            International University since 1986. Mr. Maidique's business address is Office of the President, Florida International University,
                                            University Park, PG5 28, Miami, Florida, 33199.

------------------

(1) Dickinson Enterprise L.P. purchased 10,000 Shares on February 9, 2000 at $16.75 per share and sold such Shares on February 18, 2000 at prices ranging from $15.75 to $16.688 per Share.

(2) Mr. Lanterman beneficially owns 4,000 Shares, and holds sole power to vote or dispose of such Shares.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME AND ADDRESS                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
William S. Ruben..........................  Director of Carnival Corporation since 1987; Director of Sales
                                            Service America since November 1990. Mr. Ruben's business address is
                                            40 East 94th Street, #22D, New York, NY 10128.

Stuart S. Subotnick.......................  Director of Carnival Corporation since 1987; Executive Vice President and General Partner of Metromedia Company since July 1986.
                                            Mr. Subotnick's business address is c/o Metromedia Company, One
                                            Meadowlands Plaza, East Rutherford, New Jersey 07073.

Sherwood M. Weiser........................  Director of Carnival Corporation since 1987; Chief Executive Officer and Chairman of the Board of CRC Holdings, Inc., since 1998; Chief
                                            Executive Officer and Chairman of the Board of CHC International,
                                            Inc. from 1994 to 1998; Director of Wyndham International, Inc. since
                                            1997; Director of Mellon United National Bank since 1978; Director of
                                            Winsleow Furniture, Inc. from 1994 to 1999. Mr. Weiser's business address is c/o Carnival Resorts and Casinos, 3250 Mary Street,
                                            Coconut Grove, Florida 33133.

Mesnulam Zonis............................  Director of Carnival Corporation since 1987; Senior Vice
                                            President--Operations since 1979. Mr. Zonis is a citizen of the
                                            United States and Israel.

Uzi Zucker................................  Director of Carnival Corporation since 1987; Senior Managing Director and General Partner of Bear Stearns & Co., Inc. since 1982.
                                            Mr. Zucker's business address is c/o Bear Stearns & Co., Inc., 245
                                            Park Avenue, New York, New York 10167.

Gerald R. Cahill..........................  Senior Vice President--Finance and Chief Financial Officer of
                                            Carnival Corporation since January 1998; Vice President-Finance of
                                            Carnival Corporation from 1994 to 1997.

Lowell Zemnick............................  Vice President and Treasurer of Carnival Corporation since October
                                            1990.

Arnaldo Perez.............................  Vice President and Secretary of Carnival Corporation since April
                                            1997; Associate General Counsel of Carnival Corporation from 1992 to
                                            1997.(3)

Kenneth D. Dubbin.........................  Vice President--Corporate Development of Carnival Corporation since
                                            May 1999.

Ian Gaunt.................................  Senior Vice President--International since May 1999; Partner and attorney at Sinclair Roche & Temperly from 1982 to 1999. Mr. Gaunt's business address is c/o Carnival Corporation, Alton House, 177 High
                                            Holborn, London, WC1V 7AA, United Kingdom. Mr. Gaunt is a citizen of the United Kingdom.

     4. PRINCIPAL SHAREHOLDERS OF CARNIVAL CORPORATION. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of Mr. Michael Meir Arison, Ms. Shari Arison Dorsman and Mr. Boaz Nahir and
Mr. Andrew Weinstein, Administrators of the Estate of Mr. Ted Arison (collectively, the "Arison Family"), each of whom is a citizen of the United States, unless otherwise indicated. The members of the Arison family, through various corporations, partnerships and trusts beneficially own 45% of the outstanding equity securities of Carnival Corporation. Unless otherwise indicated, the business address of each member of the Arison Family is c/o Carnival Corporation, 3655 N.W. 87 Avenue, Miami, Florida 33178.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME AND ADDRESS                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Michael Meir Arison.......................  See Part 2 of this Schedule I.

Shari Arison Dorsman......................  See Part 3 of this Schedule I.

------------------
(3) Mr. Perez beneficially owns 350 Shares, and holds sole power to vote or dispose of such Shares.

Boaz Nahir................................  Attorney at I. Gornitzky since prior to 1995; Director of Bank
                                            Hapoalim from 1997 to 1999; Director of FIBI Bank from 1992 to 1997;
                                            Director of CLAL Industries from 1994 to 1997. Mr. Nahir's business address is 45 Rothschild Boulevard, Tel Aviv, Israel. Mr. Nahir is a
                                            citizen of Israel.

Andrew Weinstein..........................  Partner and Attorney at Holland & Knight LLP since prior to 1995.
                                            Mr. Weinstein's business address is c/o Holland & Knight,
                                            701 Brickell Avenue, Miami, Florida 33131.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                          Depositary for the Offer is:

                                  CHASEMELLON
                              SHAREHOLDER SERVICES

              By Mail:                              By Hand:                           By Overnight:
     Reorganization Department             Reorganization Department             Reorganization Department
           P.O. Box 3301                          120 Broadway                       85 Challenger Road
     South Hackensack, NJ 07606                    13th Floor                         Mail Stop--Reorg
                                               New York, NY 10271                Ridgefield Park, NJ 07660

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (201) 296-4293
                         Confirm Receipt by Telephone:
                                 (201) 296-4860

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Shareholders may also contact Deutsche Bank Securities Inc., Dealer Manager for the Offer, or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061

                      The Dealer Manager for the Offer is:

                           DEUTSCHE BANC ALEX. BROWN
                         Deutsche Bank Securities Inc.
                         130 Liberty Street, 33rd Floor
                            New York, New York 10006
                         (212) 250-6000 (Call Collect)
                                       or
                         Call Toll-Free (877) 305-4920